The information in this preliminary prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 5, 2012

Prospectus Supplement	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated June 27, 2012)	Registration No. 333-173122

A123 Systems, Inc.

7,692,308 Shares of Common Stock

Warrants to Purchase Additional Shares of Common Stock

We are offering up to 7,692,308 shares of our common stock and two series of warrants to purchase additional shares of our common stock. The warrants can be exercised during the period commencing on the date of original issuance and ending on July 12, 2012 and July 30, 2012, respectively, and may be exercised for a number of shares, if any, based on a fixed 18% discount to a volume-weighted average price, or VWAP, measurement of our common stock on specified trading days. The shares of common stock and warrants will be issued separately. The shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants are sometimes collectively referred to herein as the “securities.” See “Description of Securities We Are Offering” for a more complete description of the shares and warrants, beginning on page S-15.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “AONE.” The last reported sale price of our common stock on July 5, 2012 was $1.30 per share.

We are offering these shares of common stock and warrants to purchase common stock on a best efforts basis to certain institutional investors. We have retained Lazard Capital Markets LLC to act as the exclusive placement agent in connection with this offering.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and “Item 1A. Risk Factors” beginning on page 43 of our Quarterly Report on Form 10-Q for the period ended March 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share		Total
Offering price(1)	$		$

Placement Agent’s Fee(1)		%

Proceeds, before expenses, to us(1)

(1)                      Does not include shares of common stock which may be issued upon the exercise of the warrants.

We estimate the total expenses of this offering, excluding the placement agent’s fees, will be approximately $400,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, the placement agent’s fees and net proceeds to us, if any, in this offering may be substantially less than the total maximum offering amounts set forth above. We are not required to sell any specific number or dollar amount of the shares and warrants offered in this offering, but the placement agent will use its best efforts to arrange for the sale of all the shares and warrants offered.

We anticipate that delivery of the shares and warrants will be made on or about July 10, 2012, subject to customary closing conditions.

LAZARD CAPITAL MARKETS

Prospectus supplement dated              , 2012.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS	1

RISK FACTORS	1

WHERE YOU CAN FIND MORE INFORMATION	2

INCORPORATION BY REFERENCE	2

FORWARD-LOOKING STATEMENTS	3

A123 SYSTEMS, INC.	4

S-i

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using a shelf registration process. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock, our warrants and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in this prospectus supplement before making an investment decision.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we file with the SEC. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of any offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both the prospectus supplement and the accompanying prospectus.

We use various trademarks and trade names in our business, including without limitation “A123” and “A123 Systems.” This prospectus supplement also contains trademarks and trade names of other businesses that are the property of their respective holders.

Except for purposes of the “Prospectus Supplement Summary—The Offering” and “Description of the Securities We Are Offering” sections of this prospectus supplement or unless stated otherwise or the context otherwise requires, we use the terms “A123,” “our company,” “we,” “us” and “our” in this prospectus supplement to refer to A123 Systems, Inc. and its subsidiaries.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary includes basic information about our company and this offering. It may not contain all of the information that is important to you. For a more complete understanding of our company and this offering, we encourage you to read this entire prospectus supplement, including the documents incorporated by reference in this prospectus supplement, and the accompanying prospectus carefully.

Overview

We design, develop, manufacture and sell advanced, rechargeable lithium-ion batteries and energy storage systems. We believe that lithium-ion batteries will play an increasingly important role in facilitating a shift toward cleaner forms of energy. Using our innovative approach to materials science and battery engineering and our systems integration and manufacturing capabilities, we have developed a broad family of high-power lithium-ion batteries and battery systems. This family of products, combined with our strategic partner relationships in the transportation, electric grid services and commercial markets, positions us well to address these markets for next-generation energy storage solutions.

In January 2012, we raised $25.4 million through the issuance of 12,500,000 units in a registered direct offering. Each unit consists of one share of our common stock and one warrant to purchase one share of such common stock at a purchase price of $2.034 per unit. The per share exercise price of the warrants is $2.71. The warrants may be exercised beginning on the date that is six months and one day after the initial closing date, and will expire twenty-four months after the date on which they become exercisable. Subject to the satisfaction of certain conditions, at any time during both (a) the ten (10) trading days beginning on June 18, 2012 and (b) the ten (10) trading days beginning on July 23, 2012, we had the option to require the investor to purchase up to an additional 6,250,000 shares of our common stock during each such period at a price equal to 90% of the lesser of (i) the volume weighted average price, or VWAP, on the date of exercise, or (ii) the arithmetic average of the daily VWAP for the ten (10) consecutive trading days ending on the date of exercise. We did not meet the required conditions during the first option period and therefore did not exercise the purchase right described above. In addition, as of July 5, 2012, we reached an agreement with the investor to terminate the purchase right associated with the second option period. Accordingly, we will not be able to require the investor to purchase any additional shares and we will receive no proceeds therefrom.

On March 26, 2012, we launched a field campaign to replace battery modules and packs that may contain defective prismatic cells produced at our Livonia, Michigan manufacturing facility. The cost of this field campaign was estimated at $51.6 million. In addition, we recorded an inventory charge of approximately $15.2 million related to inventory produced at our Michigan facilities that may be defective. As a result of this field campaign and the charge for existing prismatic cell inventory, we have begun to rebuild our inventory and manage our backlog for existing customer orders while simultaneously replacing the defective customer modules and packs. Therefore, we expect to continue to incur significant net losses and negative operating cash flows over the next several quarters.

On May 11, 2012, we amended our revolving credit facility with our lead bank. This amendment eliminates the borrowing facility and provides for up to $15.0 million as security for letters of credit. All outstanding letters of credit are required to be cash collateralized at 105% of their face amount.

On May 24, 2012, we closed the sale to accredited investors, or purchasers, of $50.0 million aggregate principal amount of our 6.00% senior convertible notes, or the Notes, and warrants to purchase shares of our common stock equal to 30% of the number of shares underlying the Notes, assuming conversion at the initial conversion price. Please see “Risk Factors” for a further description of certain covenants we agreed to in connection with this financing that may make it more difficult to obtain additional financing in the future.

As of May 31, 2012, our cash and cash equivalents were approximately $68 million. At that time, we also had approximately $40 million of restricted cash. Included in this $40 million is approximately $10 million related to collateralizing of letters of credit as noted above, as well as $30 million related to our previously issued 6.00% senior convertible notes, or the Notes, and the warrants issued in connection therewith that is subject to an account control agreement.

Pursuant to our agreements with the holders of the Notes and credit facility provider, we agreed to maintain a minimum cash balance of $40 million. On July 5, 2012, we notified the holders of the Notes that we had fulfilled the conditions under the account control agreement to the release of the $30 million of proceeds from the Notes and related warrants from the control account.  We expect that the $30 million will become unrestricted and available for general corporate purposes subject to the delivery of administrative release documentation on or about July 6, 2012.

During the five months ended May 31, 2012 we used on average $18 million to $25 million per month in net operating and investing cash flows. Assuming the $30 million of restricted cash becomes unrestricted and available for general corporate purposes, and that our historical monthly use of cash continues, we expect to have approximately four to five months of cash to support our ongoing operations.

The above circumstances, along with our history and near term forecast of incurring significant net losses and negative operating cash flows, raise substantial doubt on our ability to continue as a going concern. We are considering a broad set of solutions to improve our liquidity, including measures to reduce costs and improve efficiency, accessing additional sources of capital through existing and potentially new arrangements, and other strategic options, including additional equity and debt financing. If successful, we believe that we will have sufficient liquidity to manage operations into 2013.

Although our intent is to improve our operating efficiencies and to obtain additional financing, there is no assurance that we will be able to obtain such financing on favorable terms, if at all, or to successfully further reduce costs in such a way that would continue to allow us to operate our business.

Risk Factors

Our business is subject to risks, including those described in “Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the period ended March 31, 2012, which is filed with the SEC and incorporated by reference in this prospectus supplement. We also refer you to “Risk Factors” in this prospectus supplement.

Our Principal Executive Offices

Our principal executive offices are located at 200 West Street, Waltham, Massachusetts 02451, and our telephone number is (617) 778-5700.

The Offering

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For more information concerning our securities, see the “Description of Securities We Are Offering” section in this prospectus supplement and the “Description of Capital Stock” and “Description of Warrants” sections in the accompanying prospectus.

Issuer	A123 Systems, Inc.

Common Stock offered by us	7,692,308 shares

Warrants offered by us

Series A Warrants to become exercisable for an aggregate number of shares of our common stock, if greater than zero, calculated by subtracting (i) a number equal to 50% of the number of shares initially sold in this offering from (ii) the number of shares of common stock calculated by dividing (x) $5 million by (y) 82% of the lower of (A) the average of the VWAP recorded on each of July 9, 2012, July 10, 2012 and July 11, 2012 and (B) the VWAP on July 11, 2012. The exercise price of the Series A Warrants is $0.001 per share.

Series B Warrants to become exercisable for an aggregate number of shares of our common stock, if greater than zero, calculated by subtracting (i) a number equal to 50% of the number of shares initially sold in this offering from (ii) the number of shares of common stock calculated by dividing (x) $5 million by (y) 82% of the lower of (A) the average of the VWAP recorded on each of July 25, 2012, July 26, 2012 and July 27, 2012 and (B) the VWAP on July 27, 2012. The exercise price of the Series B Warrants is $0.001 per share.

Based on the VWAP of our common stock on July 5, 2012, the warrants would have been exercisable for an additional 873,321 shares of our common stock.

Common stock to be outstanding after this offering	154,556,801 (not including any shares issued or issuable upon exercise of the Series A Warrants or Series B Warrants).

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes. Pending these uses, we intend to invest the net proceeds of this offering in interest-bearing investment-grade securities. See “Use of Proceeds” on page S-11 of this prospectus supplement.

Risk Factors

Investing in our securities involves a high degree of risk. You should consider carefully each of the risks described in this prospectus supplement and the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to purchase our securities. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

NASDAQ Global Select Market symbol	AONE

The common stock to be outstanding after this offering is based on 146,864,493 shares of common stock outstanding as of March 31, 2012 and excludes, as of that date, the following:

•                                          12,251,382 shares of our common stock issuable upon the exercise of outstanding stock options as of March 31, 2012, at a weighted average exercise price of $6.62 per share;

•                                          6,838,962 shares of our common stock subject to restricted stock units outstanding as of March 31, 2012;

•                                          3,330,170 shares of our common stock reserved as of March 31, 2012 for future issuance under equity incentive plans;

•                                          45,000 shares of our common stock issuable upon the exercise of a warrant outstanding as of March 31, 2012 with an exercise price of $8.15 per share;

•                                          37,502,436 shares of common stock issuable upon conversion of the Company’s 6.00% Senior Convertible Notes due 2013 and 12,711,864 shares of common stock issuable upon the exercise of warrants issued in connection therewith;

•                                          19,965,279 shares of common stock issuable upon conversion of the Company’s 3.75% Convertible Subordinated Notes due 2016;

•                                          12,500,000 shares of common stock issuable upon the exercise of warrants issued in January 2012 with an exercise price of $2.71 per share; and

•                                          the shares of common stock issuable upon the exercise of the warrants issued in connection with this offering.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in this prospectus supplement include “forward-looking statements” within the meaning of U.S. securities law. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of our management, and as such are inherently uncertain. These forward-looking statements include, but are not limited to, statements relating to: our cash balance; the amount of time that our cash balance can finance our operations; our ability to obtain new customers and supply agreements; our beliefs about future trends in our market; our financial and business projections for 2012; worldwide political, economic or business conditions; foreign currency exchange rates; competition in our industry; delays in customer and market demand for our products and solutions; and delays in the development, production and delivery of our products and solutions. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends” “plans,” “believes,” “seeks,” “estimates,” “continues” and “may” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, which in some cases may be based on our growth strategies and anticipated trends in our business. These statements are only predictions based at the time they are made on our expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In particular, you should consider the risks outlined in the section of this prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

RISK FACTORS

An investment in the securities offered by this prospectus supplement and the accompanying prospectus involves a high degree of risk. You should carefully consider the following risk factors in addition to the remainder of this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. In addition, you should carefully consider, among other things, the matters discussed under “Item 1A. Risk Factors” beginning on page 43 of our Quarterly Report on Form 10-Q for the period ended March 31, 2012, and in other documents that we file with the SEC. The risks and uncertainties described in the documents incorporated by reference and those described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the market price of the securities could decline, and you may lose all or part of your investment in the securities. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to this Offering

The price of our common stock has been and may continue to be highly volatile, which may make it difficult for stockholders to sell our common stock when desired or at attractive prices.

The market price of our common stock is highly volatile, and we expect it to continue to be volatile for the foreseeable future. For example, from September 24, 2009 through May 31, 2012, our common stock traded at a high price of $28.20 per share and a low price of $0.82 per share. Some of the factors that may cause the market price of our common stock to continue to fluctuate include:

•                                          fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•                                          fluctuations in our recorded revenue, even during periods of significant sales order activity;

•                                          changes in estimates of our financial results or recommendations by securities analysts;

•                                          the timing of the shipment and/or installation and validation of our products;

•                                          failure of any of our products to achieve or maintain market acceptance;

•                                          failure of our suppliers, many of which are sole source suppliers, to deliver products in a timely fashion or at all or any other disruption or delay in our supply chain;

•                                          product liability issues and warranty claims involving our products or our competitors’ products;

•                                          changes in market valuations of similar companies;

•                                          success of competitive products or technologies;

•                                          our customers’ ability to achieve their planned production schedules;

•                                          changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•                                          announcements by us or our competitors of significant services, contracts, investments, acquisitions or strategic alliances;

•                                          developments or announcements related to our application for government stimulus funds;

•                                          regulatory developments in the United States, foreign countries or both;

•                                          litigation involving us, our general industry or both;

•                                          additions or departures of key personnel;

•                                          investors’ general perception of us; and

•                                          changes in general economic, industry and market conditions.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use our net proceeds from this offering and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

The investors in this offering may experience immediate and future dilution.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, investors in this offering will suffer substantial dilution in the net tangible book value of the common stock they purchase in this offering. Based on the purchase price of $1.30 per share, the investors purchasing shares of common stock in this offering will suffer immediate and substantial dilution of $0.097 per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution the investors purchasing common stock in this offering will incur.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock at prices that may not be the same as the price per share in this offering. We have an effective shelf registration statement from which additional shares of common stock and other securities can be offered. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the price per share in this offering, the investors who purchase our common stock in this offering will suffer a dilution of their respective investments. Moreover, as described under “Prospectus Supplement Summary—The Offering,” we have a substantial number of stock options, restricted stock units, warrants to purchase common stock and notes convertible into shares of common stock outstanding and reserved for issuance. You will incur dilution upon vesting of any outstanding restricted stock units, upon exercise of any outstanding stock options or warrants, upon conversion of any convertible notes and if we issue additional shares in lieu of making cash payments to meet our obligations under the Notes (as defined below).

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, including the issuance of common stock upon conversion of our convertible notes, could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities. Upon the consummation of this offering, there will be approximately 154,556,801 shares of our common stock outstanding based on our shares outstanding as of March 31, 2012. Unless held by our directors, officers or affiliates, all of these shares (including the shares sold pursuant to this offering) will be freely tradable without restriction or future registration under the Securities Act.  In connection with this offering, we have also issued two series of warrants, which based on the VWAP of our common stock on July 5, 2012, would be exercisable for approximately 873,321 additional shares of our common stock.  Upon issuance, the shares subject to these warrants would also be freely tradeable.  Shares of our common stock held by our affiliates may be resold in the public markets only in compliance with the limitations of Rule 144, unless subsequently registered for resale.  Additionally, in connection with a private placement of convertible notes and warrants in May 2012, we agreed to register for resale an additional approximately 300 million shares of our common stock that are issuable upon conversion of the notes, including conversion in connection with monthly principal payments on the notes, upon payment of interest on the notes or upon exercise of the warrants.  Resales of substantial amounts of the shares of our common stock, or the perception that such sales could occur, could have a negative effect on our stock price.

In addition, the existence of our convertible notes may also encourage short selling by market participants because the conversion of the convertible notes could depress our common stock price. The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of our common stock.

We, our directors, certain entities affiliated with our directors, and our executive officers have agreed not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, subject to certain exceptions. See “Plan of Distribution.” In addition, the placement agent may, in its discretion, release the restrictions on any such shares at any time without notice.

The warrants are a new issue of securities with no established trading market.

The warrants are a new issue of securities with no established trading market. The warrants will not be listed on any securities exchange or quotation system. There can be no assurance that a trading market for the warrants will develop or as to the liquidity of any trading market for the warrants that may develop. The absence of a trading market or liquidity for the warrants may adversely affect their value.

Risks Resulting from our Private Placement of Notes and Warrants

Substantial leverage and debt service obligations may adversely affect our cash flows.

In connection with the previous issuance of the Notes in May 2012, we incurred new indebtedness of $50.0 million. As a result, as of March 31, 2012, after giving effect to the issuance of the Notes, we would have had an aggregate of approximately $193.0 million of outstanding debt. The degree to which we are leveraged could, among other things:

•                  require us to dedicate a substantial portion of our future cash flows from operations and other capital resources to debt service, to the extent we are unable to make payments of principal or interest on our 6.0% Senior Convertible

Notes due 2015, or the Notes, in common stock, due to, among other things, failure to satisfy the equity conditions that must be met to enable us to do so;

•                  make it difficult for us to obtain necessary financing in the future for working capital, acquisitions or other purposes on favorable terms, if at all;

•                  make it more difficult for us to be acquired;

•                  make us more vulnerable to industry downturns and competitive pressures; and

•                  limit our flexibility in planning for, or reacting to, changes in our business.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

We could be required to make substantial cash payments upon an event of default or change of control under the Notes or our credit facility.

The Notes provide for events of default including, among others, payment defaults, cross-defaults, breaches of any representation, warranty or covenant that is not cured within the proper time periods, failure to perform certain required activities in a timely manner, suspension from trading or failure of our common stock to be listed on an eligible market for certain periods and certain bankruptcy-type events involving us or any significant subsidiary. Upon an event of default, the noteholders, may elect to require us to redeem all or any portion of the outstanding principal amount of such notes at a price equal to the greater of:

•                  either 125% or 100%, depending on the type of event of default, of the principal amount being redeemed; and

•                  the product of the principal amount being redeemed multiplied by a fraction, the numerator of which is the greatest closing sale price of our common stock on any trading day during the period starting on the date immediately preceding the event of default and ending on the day we pay the redemption amount for the Notes, and the denominator of which is the conversion price (as defined in the Notes) at the time the noteholder elects to have the Notes redeemed.

In addition, under the terms of the Notes, upon a change of control, the noteholders may elect to require us to redeem all or a portion of the Notes at a price equal to 100% of the greater of:

•                  the sum of such principal amount being redeemed, plus all accrued but unpaid interest, and a make-whole amount; or

•                  the product of:

•                  such principal amount being redeemed, plus all accrued but unpaid interest, multiplied by

•                  the quotient determined by dividing (x) the greatest closing sale price of our common stock during the period beginning on the date immediately preceding the earlier of the consummation or public announcement of such change of control and ending on the date the holder elects to require us to redeem all or a portion of the Notes, by (y) the lowest conversion price of the Notes in effect during such period.

If either an event of default or change of control occurs, our available cash could be seriously depleted and our ability to fund operations could be materially harmed. See “Private Placement of Notes and Warrants” on our Registration Statement on Form S-3/A filed with the SEC on June 27, 2012 for a detailed description of the Notes.

Risks Related to Ownership of Our Securities

We are party to securities class action and other litigations which may be costly to defend and the outcome of which is uncertain.

On April 2, 2012 and April 12, 2012, respectively, complaints were filed in the United States District Court for the District of Massachusetts by individuals, purportedly acting individually and on behalf of other similarly situated persons, against the company and our CEO, David Vieau, our CFO, David Prystash, and our former Interim CFO, John Granara. The complaints followed our disclosure in March 2012 of potentially defective prismatic cells used in battery packs and a replacement program for such cells. The complaints attempt to allege that certain of our disclosures were inaccurate because the potentially defective cells and their replacement were not disclosed earlier. The complaints assert a claim under Section 10(b) of the Securities Exchange Act of 1934 against us and claims under Sections 10(b) and 20(a) of that statute against the individuals. The complaints assert a purported class period from February 28, 2011 through March 23, 2012.  On June 7, 2012, the Court consolidated the two cases and appointed a lead plaintiff, Suk Cheung, and lead counsel for the asserted class, the law firm of Berman DeValerio.  No substantive response to the complaints has been required at this time.

On May 14, 2012, a putative derivative action was filed in the U.S. District Court for the District of Massachusetts against the Board of Directors and certain others, as well as against the Company as a nominal defendant, captioned, Jane Ahmed v. David P. Vieau, David Prystash, John Granara, Desh Deshpande, Arthur L. Goldstein, Gary E. Haroian, Dr. Paul E. Jacobs, Mark M. Little, Jeff McCarthy and Dr. Bart Riley, 1:12-CV-10865-RGS.  The complaint alleges that certain of the company’s disclosures between February 28, 2011 and March 28, 2012 were materially misleading because they failed to disclose the prismatic cell manufacturing issues and that the individual defendants violated their fiduciary duties and other causes of action on behalf of the company.  The complaint alleges that demand on the board to take such actions would be “futile” and should be excused.  On June 6, 2012, the defendants moved to dismiss the complaint on the ground that demand on the board of directors was required under Delaware law and that plaintiff had not properly pled that demand in this case should be excused as futile.  On June 20, 2012, plaintiff opposed that motion, and on June 25, defendants submitted a reply in further support of their motion to dismiss.  The motion to dismiss has not be decided at this time.

On May 15, 2012 the Company received a letter addressed to its Board of Directors from an attorney representing an individual claiming to be a shareholder of the Company.  The letter asserts that the company’s disclosures between November 9, 2010 and March 28, 2012 were materially misleading as a result of the prismatic cell manufacturing issue disclosed in March of 2012, and asserts that the Board breached its fiduciary duties during this time.  The letter makes a demand on the Board to investigate the alleged inaccurate statements and to consider potential legal action against those deemed responsible.  The Board is considering the issues raised in the letter and has retained independent counsel to advise them.  We cannot predict the outcome of that investigation at this time.

On May 21, 2012, a putative derivative action was filed in Superior Court for the Commonwealth of Massachusetts against the Board of Directors and certain others, as well as against the Company as a nominal defendant, captioned, Murray Sussman v. David P. Vieau, Gururaj Deshpande, Gilbert N. Riley, Jr., Jeffrey McCarthy, Gary E. Haroian, Arthur L. Goldstein, Paul E. Jacobs, Mark M. Little, David Prystash, John Granara, Case No. 12-917.  The complaint asserts substantially similar allegations and claims as the Ahmed complaint summarized above, including that demand on the board of directors should be excused as futile.  On June 11, 2012, the defendants filed a motion asking the court to stay this litigation in favor of the derivative case pending in the U.S. District Court for the District of Massachusetts, or, in the alternative, that the complaint should be dismissed on the ground that demand on the board of directors was required under Delaware law and that plaintiff had not properly pled that demand in this case should be excused as futile.  Plaintiff has not yet responded to this motion.

We can provide no assurance as to the outcome of this litigation. Any conclusion of these litigations in a manner adverse to us could have a material adverse effect on our business, financial condition, and results of operations. Also, the mere existence, and the uncertainty with respect to the ultimate outcome, of these litigations or any other litigation that we may become involved with, could cause our current and potential customers, development partners, the federal or state governments and licensees to stop, delay or avoid doing business with us or modify the extent to which they are willing to do business with us, and this loss or delay of business could harm our operating results and our ability to execute on our business plan.

In addition, during the course of these litigations, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common stock.

While we intend to defend the litigations vigorously, we may not prevail and even if we do prevail, these proceedings can be expensive and distract our management. Because the price of our common stock has been, and may continue to be, highly volatile, we have no assurance that additional securities class action complaints will not be filed against us in the future.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering after deducting the placement agent’s fees related to the offering of shares and warrants and estimated offering expenses payable by us will be approximately $9 million.

We intend to use the net proceeds from this offering for general corporate purposes. Pending these uses, we intend to invest the net proceeds of this offering in interest-bearing investment-grade securities.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds from this offering in a manner other than as described in this prospectus supplement.

DILUTION

This offering will result in a decrease in the net tangible book value per share of our common stock. Our net tangible book value as of March 31, 2012 was approximately $176.9 million, or $1.2047 per share of our common stock. Net tangible book value per share represents our total tangible assets (which excludes goodwill and other intangible assets), less our total liabilities, divided by the aggregate number of shares of our common stock outstanding as of March 31, 2012.  Dilution in net tangible book value per share represents the difference between (i) the amount per share paid by purchasers of shares of common stock in this offering and (ii) the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the assumed sale of the number of shares offered hereby as set forth on the cover page of this prospectus supplement, and after deducting the placement agent’s fees and the estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2012 would have been approximately $185.9 million, or $1.2030 per share of our common stock. This amount represents an immediate decrease in net tangible book value of $0.0017 per share as a result of this offering. The following table illustrates this dilution on a per share basis:

Offering price per share	$1.30

Net tangible book value per share as of March 31, 2012	$1.2047

Decrease per share attributable to investors purchasing shares and warrants in this offering	$0.0017

As adjusted net tangible book value per share after this offering	$1.2030

Dilution per share to investors purchasing our common stock in this offering	$0.0970

The above table is based on 146,864,493 shares of common stock outstanding as of March 31, 2012. The information above excludes the shares of common stock issuable upon exercise of the warrants sold in this offering and it also excludes, as of that date, the following:

•                                          12,251,382 shares of our common stock issuable upon the exercise of outstanding stock options as of March 31, 2012, at a weighted average exercise price of $6.62 per share;

•                                          6,838,962 shares of our common stock subject to restricted stock units outstanding as of March 31, 2012;

•                                          3,330,170 shares of our common stock reserved as of March 31, 2012 for future issuance under equity incentive plans;

•                                          45,000 shares of our common stock issuable upon the exercise of a warrant outstanding as of March 31, 2012 with an exercise price of $8.15 per share;

•                                          37,502,436 shares of common stock issuable upon conversion of the Company’s 6.00% Senior Convertible Notes due 2013 and 12,711,864 shares of common stock issuable upon the exercise of warrants issued in connection therewith;

•                                          19,965,279 shares of common stock issuable upon conversion of the Company’s 3.75% Convertible Subordinated Notes due 2016;

•                                          12,500,000 shares of common stock issuable upon the exercise of warrants issued in January 2012 with an exercise price of $2.71 per share; and

•                                          the shares of common stock issuable upon the exercise of the warrants issued in connection with this offering.

To the extent that any of these options, warrants, restricted stock units or convertible notes are exercised or converted or become vested, as applicable, these issuances will cause further dilution to the investors purchasing shares and warrants in this offering.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering a maximum of 7,692,308 shares of common stock and two series of warrants. The shares of common stock and warrants will be issued separately. This prospectus supplement also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

All of the specific terms and conditions of the shares of common stock, the warrants and the shares of common stock issuable upon exercise, if any, of the warrants are included in the form of warrants attached hereto and the subscription agreement attached to the Current Report on Form 8-K that we will file with the SEC, and are incorporated by reference in the registration statement from which these securities are being offered.

Common Stock

The material terms and provisions of our common stock are described herein and under the caption “Description of Capital Stock” starting on page 9 of the accompanying prospectus. As of March 31, 2012, we had 146,864,493 shares of common stock outstanding.  On June 29, 2012, after obtaining the requisite shareholder approval, we filed an amendment to our charter with the Delaware Secretary of State increasing the authorized number of shares of our common stock. As of such date, the authorized capital stock of the Company consists of 650,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Warrants

The warrants offered in this offering will be issued pursuant to a subscription agreement between the purchaser and us. You should review the form of Series A and Series B Warrant, which is attached hereto for a complete description of the terms and conditions applicable to the warrants. The following is a brief summary of the material terms of the warrants and is subject in all respects to the provisions contained in the warrants.

Exercisability. The Series A Warrants and Series B Warrants may be exercised beginning on the date of issuance up to July 12, 2012 and July 30, 2012, respectively.

The warrants will be exercisable, at the option of each holder, in whole or in part by delivery (or deemed delivery) to us of a duly executed exercise notice. The Series A Warrants and Series B Warrants will automatically be exercised for the maximum number of shares on July 11, 2012 and July 27, 2012, respectively. Unless otherwise specified in the applicable warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. In addition, we are not obligated to issue any shares of common stock upon exercise of the warrants if the issuance of such shares of common stock would exceed that number of shares that we may issue without breaching our obligations under the rules or regulations of the NASDAQ Global Select Market. However, in the event that, without regard to such limitation, we would have been obligated to issue additional shares upon exercise of the warrants, we agreed to make a cash payment to the warrant holder in an amount based on such number of additional shares of common stock according to a formula set forth in the warrant.

Cashless Exercise. In lieu of making a cash payment to us upon such exercise in payment of the aggregate exercise price, the warrant holder may elect instead to receive upon such exercise the “net number” of shares of common stock determined according to a formula set forth in the warrant. The automatic exercise of the warrants will be deemed to have been made on a cashless basis.

Shares Subject to Series A Warrants. The Series A Warrants will become exercisable for an aggregate number of shares of common stock calculated by subtracting (i) a number equal to 50% of the number of shares initially sold in this offering from (ii) the number of shares of common stock calculated by dividing (x) $5 million by (y) 82% of the lower of (A) the average of the volume-weighted average price, or VWAP, recorded on each of July 9, 2012, July 10, 2012 and July 11, 2012 and (B) the VWAP on July 11, 2012, with an exercise price of $0.001 per share.

Shares Subject to Series B Warrants. The Series B Warrants will become exercisable for an aggregate number of shares of common stock calculated by subtracting (i) a number equal to 50% of the number of shares initially sold in this offering from (ii) the number of shares of common stock calculated by dividing (x) $5 million by (y) 82% of the lower of (A) the average of the VWAP recorded on each of July 25, 2012, July 26, 2012 and July 27, 2012 and (B) the VWAP on July 27, 2012, with an exercise price of $0.001 per share.

In no event will the total number of shares issued in this offering exceed the amount permitted without shareholder approval under the applicable provisions of NASDAQ Rule 5635.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the subscription agreements, the warrants may be transferred at the option of the holders upon surrender of the warrants to us, together with the appropriate instruments of transfer.

Insufficient Authorized Shares. If at any time while any of the warrants remain outstanding we do not have a sufficient number of authorized and unreserved shares of common stock to satisfy our obligation to reserve for issuance upon exercise of the warrant at least a number of shares of common stock equal to 100% of the number of shares of common stock as shall from time to time be necessary to effect the exercise of all of the warrants then outstanding, we are obligated to deliver a notice to the warrant holder specifying the number of shares unavailable to satisfy our obligations under the warrant and must as soon as practicable take all action reasonably necessary to increase our authorized shares of common stock to an amount sufficient to allow the immediate exercise of the warrants then outstanding. In the event that at any time the warrants are exercisable, there are insufficient shares of common stock issuable under such warrant, then we will within sixty (60) days thereafter hold a meeting of our stockholders (or we may obtain a written consent of a majority of the shares issued and outstanding) in order to approve an increase in the number of authorized shares of our common stock. In the event that upon any exercise of the warrant at any time we do not have sufficient authorized shares to deliver in satisfaction of such exercise, then unless the warrant holder elects to void such exercise, we will pay to the warrant holder within three (3) trading days of the applicable exercise, cash in an amount equal to the product of (1) the number of shares of common stock underlying the warrant that we are unable to deliver and (2) the Black Scholes value.

Exchange Listing. We do not plan on making an application to list the warrants on the NASDAQ Global Select Market, any national securities exchange or other nationally recognized trading system.

Stock Events. The warrants prohibit us from engaging in any stock split, stock dividend, recapitalization or stock combination prior to the expiration of the Series B Warrants.

Purchase Rights. In the event we issue any options, convertible securities or other rights to purchase securities or other property of the company to holders of our common stock on a pro rata basis, holders of any unexercised and unexpired warrants will be entitled to receive the same purchase rights such holder would have received if the holder had held the number of shares of common stock then issuable pursuant to exercise of the warrant.

Fundamental Transactions. In the event of any fundamental transaction, or any public announcement or disclosure of the potential occurrence of a fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then (a) the successor or acquiring corporation will assume in writing all of our obligations under the warrant, including issuance of a warrant which is exercisable for a corresponding number of shares, as adjusted according to the terms of the applicable fundamental transaction, of capital stock equivalent to the share of our common stock acquirable and receivable upon exercise of this warrant prior to such fundamental transaction and (b) we or the successor or acquiring corporation will agree that, upon any subsequent exercise of a warrant, the holder shall have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation, or of our shares, if we are the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event, and the holder shall receive a written notification from the surviving corporation confirming such rights.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments. In no event may the exercise price of or the number of shares of our common stock subject to any warrant be amended, nor may the right to exercise that warrant be waived, without the written consent of the holder of that warrant.

PLAN OF DISTRIBUTION

We are offering the shares of common stock and warrants to purchase common stock through a placement agent. Subject to the terms and conditions contained in the placement agent agreement, dated July         , 2012, Lazard Capital Markets LLC has agreed to act as the placement agent for the sale of up to an aggregate of 7,692,308 shares of common stock, the Series A Warrants and the Series B Warrants. The placement agent is not purchasing or selling any shares of common stock or warrants by this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its commercially reasonable efforts to arrange for the sale of all securities.

The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

Confirmations and definitive prospectuses will be distributed or made available to all investors who agree to purchase the securities offered in this offering, informing investors of the closing date as to such securities. We currently anticipate that closing of the sale of the securities will take place on or about July 10, 2012. Investors will also be informed of the date and manner in which they must transmit the purchase price for their securities.

On the initial closing date, the following will occur:

•                  We will receive funds in the amount of the aggregate purchase price for the securities we sell; and

•                  Lazard Capital Markets LLC will receive the placement agent’s fee in accordance with the terms of the placement agent agreement.

We will pay the placement agent an aggregate cash commission equal to 6% of the gross proceeds of the sale of securities. We will also reimburse the placement agent for legal expenses incurred by it in connection with this offering. The estimated offering expenses payable by us, in addition to the placement agent’s fee related to the sale of the securities of $600,000, are approximately $400,000, which includes $75,000 of reimbursable legal expenses of the placement agent and $35,000 of reimbursable legal expenses of the investors, as well as accounting and printing costs and various other fees and expenses associated with registering and listing the common stock. After deducting certain fees due to the placement agent and our estimated offering expenses related to the sale of the securities, we expect the net proceeds from such sale to be approximately $9 million.

The relationship between Lazard Frères & Co. LLC and Lazard Capital Markets LLC is governed by a business alliance agreement between their respective parent companies. Pursuant to such agreement, Lazard Frères & Co. LLC referred this offering to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith; however, such referral fee is not in addition to the fee paid by us to Lazard Capital Markets LLC described above. We have agreed to indemnify the placement agent and Lazard Frères & Co. LLC against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent and Lazard Frères & Co. LLC may be required to make in respect of such liabilities.

We have agreed to certain lock-up provisions which are subject to certain customary carve-outs, including related to certain strategic transactions, which provide that we will not for a period of forty-five (45) days after the date of this prospectus supplement, and periods of forty-five (45) days after delivery of each notice of exercise of an additional sale option, without the prior written consent of the placement agent, directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, as set forth in the placement agent agreement.  Our executive officers and directors have agreed to similar lock-up provisions which provide that they will not, for a period of forty-five (45) days after the date of this prospectus supplement, without the prior written consent of the placement agent, directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, as set forth in the placement agent agreement.

The placement agent agreement will be included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering.

The transfer agent for our shares of common stock to be issued in this offering is American Stock Transfer & Trust Company, LLC.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “AONE.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP, Boston, Massachusetts. Proskauer Rose LLP, New York, New York, has acted as counsel for the placement agent in connection with certain legal matters related to this offering.

EXPERTS

The financial statements of A123 Systems, Inc. as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, incorporated by reference in this prospectus, and the effectiveness of A123 Systems, Inc.’s internal control over financial reporting as of December 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express (i) an unqualified opinion on the financial statements and include explanatory paragraphs referring to substantial doubt about A123’s ability to continue as a going concern, and the adoption of Financial Accounting Standards Board Accounting Standards Update 2011-5, Comprehensive Income (Topic 220) as amended, and (ii) an adverse opinion on the effectiveness of internal control over financial reporting due to a material weakness), which are incorporated by reference herein. Such financial statements have been incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN YOU FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.a123systems.com. Our website is not a part of this prospectus supplement and is not incorporated by reference herein. You may also read and copy any document we file at the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the accompanying prospectus and the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must carefully review all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. However, we undertake no obligation to update or revise any statements we make, except as required by law. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below (File No. 0001-34463) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•                                          Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 12, 2012 as amended on Form 10-K/A for the fiscal year ended December 31, 2011, filed on May 10, 2012;

•                                          Definitive Proxy Statements on Schedule 14A, filed with the SEC on April 13, 2012 and June 11, 2012;

•                                          Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 15, 2012;

•                                          Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC Rules and Regulations) filed with the SEC on April 11, 2012, May 8, 2012, May 15, 2012, May 24, 2012, May 30, 2012 and July 5, 2012; and

•                                          The description of our common stock contained in our Registration Statement on Form 8-A filed on September 18, 2009, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

A123 Systems, Inc.
200 West Street
Waltham, Massachusetts 02451
Attention: Investor Relations Department
(617) 972-3450

Annex A

[FORM OF SERIES A & SERIES B WARRANT]

A123 SYSTEMS, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:

Date of Issuance:  July 10, 2012 (“Issuance Date”)

A123 Systems, Inc. a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                          , the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Subscription Date, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), a number of shares of Common Stock equal to the Maximum Eligibility Number (the “Warrant Shares”).  For purposes of clarity, the maximum number of shares of Common Stock issuable under this Warrant, subject to the Maximum Eligibility Number, is [          ](1) less any shares of Common Stock issued to the Holder upon exercise of any other Warrants (as defined below) held by such Holder.  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16.  This Warrant is one of the Series A and Series B Warrants to purchase Common Stock (the “Warrants”) issued pursuant to (i) the Company’s prospectus supplement dated as of July 5, 2012 and (ii) the Company’s Registration Statement on Form S-3 (File number 333-173122) (the “Registration Statement”).

1.             EXERCISE OF WARRANT.

(a)           Mechanics of Exercise.  Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder on any day prior to the Expiration Date, in whole or in part, by delivery (or deemed delivery) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant.  Pursuant to an Exercise Notice (or deemed delivery therof), the Holder shall make payment to the Company of an amount equal to the applicable Exercise Price (as defined in Section 1(b)) multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) pursuant to a Cashless Exercise (as defined in Section 1(d)).  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as

(1)  Insert number of shares of Common Stock equal to the Holder’s pro rata portion of the difference between (i) 19.99% of the number of issued and outstanding shares of Common Stock immediately prior to execution of the Subscription Agreement less (ii) the sum of (x) the number of Common Shares issued on the Issuance Date pursuant to the Registration Statement and (y) 12.5 million shares.

cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.  Execution and delivery (or deemed delivery) of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares and the satisfaction of all other than existing obligations in accordance with the terms hereof.  On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice (or the date an Exercise Notice is deemed delivered), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”).  On or before July [SERIES A: 12][SERIES B: 30], 2012 (the “Share Delivery Date”), the Company shall credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian system.  The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any.  Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be.  No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.  The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.  Notwithstanding any provision of this Warrant to the contrary, the Holder shall be deemed to have exercised this Warrant for the Maximum Eligibility Number on a Cashless Exercise basis pursuant to Section 1(d) hereof without the requirement to deliver an Exercise Notice, and the Company shall be unconditionally obligated to deliver any Warrant Shares issuable upon such deemed exercise on or prior to July [SERIES A: 12][SERIES B: 30], 2012, which shall be deemed for all purposes of this Warrant to be the Share Delivery Date.  In the event the Holder is deemed to have exercised the Warrant pursuant to the preceding sentence, the Holder will be deemed to have made the representation set forth in paragraph 3 of the Exercise Notice.  The Company agrees that time is of the essence with respect to the Company’s obligation to timely delivery the Warrant Shares hereunder by such date.  NOTWITHSTANDING ANY PROVISION OF THIS WARRANT TO THE CONTRARY, NO MORE THAN THE MAXIMUM ELIGIBILITY NUMBER OF WARRANT SHARES SHALL BE EXERCISABLE HEREUNDER.

(b)           Exercise Price.  For purposes of this Warrant, “Exercise Price” means $0.001, subject to adjustment as provided herein.

(c)           Company’s Failure to Timely Deliver Securities.  If the Company shall fail for any reason or for no reason to issue to the Holder by July [SERIES A: 12][SERIES B: 30], 2012, by credit to the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise (or deemed exercise) of this Warrant, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading

Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue such shares of Common Stock shall terminate, or (ii) promptly honor its obligation to electronically deliver such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the date of exercise.  Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon the exercise (or deemed exercise) of this Warrant as required pursuant to the terms hereof.

(d)           Cashless Exercise.  Notwithstanding anything contained herein to the contrary, in lieu of making any cash payment upon an exercise (or deemed exercise) of this Warrant, the Holder shall instead receive upon such exercise, subject to the limitations in Section 1(f), the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

  B

For purposes of the foregoing formula:

A=	the total number of shares with respect to which this Warrant is then being exercised, which for a deemed exercise shall be the Maximum Eligibility Number.

B=

the arithmetic average of the Closing Sale Prices of the shares of Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice (or deemed delivery of the Exercise Notice).

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(e)           Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 13.

(f)            (i) Beneficial Ownership Limitation.  The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of

Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of the Warrants.  The provisions of this paragraph shall be construed and implemented in a manner other than in strict conformity with the terms of this Section 1(f)(1) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(ii)           Principal Market Regulation.  The Company shall not be obligated to issue any shares of Common Stock upon exercise of this Warrant and the Holder shall not have the right to receive upon exercise of this Warrant any shares of Common Stock if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon exercise of the Warrants (after taking into account the issuance of the Common Shares and the Warrants issued pursuant to the Registration Statement and 12,500,000 shares of Common Stock previously issued by the Company on January 25, 2012) without breaching the Company’s obligations under the rules or regulations of the Principal Market, whether or not the Common Stock is listed on the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount.  Until such approval or written opinion is obtained, no Holder of any Warrants shall be issued in the aggregate, upon exercise of the Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the total number of shares of Common Stock underlying the Warrants issued to such Holder pursuant to the Registration

Statement on the Issuance Date and the denominator of which is the aggregate number of shares of Common Stock underlying the Warrants issued pursuant to the Registration Statement on the Issuance Date (with respect to each holder, the “Exchange Cap Allocation”).  In the event that any holder shall sell or otherwise transfer any of such holder’s Warrants, the transferee shall be allocated a pro rata portion of such holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.  In the event that any holder of Warrants shall exercise all of such holder’s Warrants into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Warrants on a pro rata basis in proportion to the shares of Common Stock underlying the Warrants then held by each such holder.  In the event that the Company is prohibited from issuing any Warrant Shares for which an Exercise Notice has been received (or deemed delivered) as a result of the operation of this Section 1(f), the Company shall pay to the Holder within three (3) Trading Days of the applicable exercise (or deemed exercise), cash by wire transfer of immediately available funds in exchange for cancellation of such Warrant Shares, at a price per Warrant Share equal to the difference between the Cash Reset Price and the then existing Exercise Price.

(g)           Insufficient Authorized Shares.  If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to 100% of the number of shares of Common Stock (the “Required Reserve Amount”) as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding (an “Authorized Share Failure”), then the Company shall as soon as practicable take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.  Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.  In the event that upon any exercise of this Warrant, the Company does not have sufficient authorized shares to deliver in satisfaction of such exercise, then unless the Holder elects to void such exercise (or deemed exercise), the Holder may require the Company to pay to the Holder within three (3) Trading Days of the applicable exercise, cash by wire transfer of immediately available funds in an amount equal to the product of (i) the number of Warrant Shares that the Company is unable to deliver pursuant hereto and (ii) the Black Scholes Value; provided, that (x) references to “the day immediately following the public announcement of the applicable Fundamental Transaction” in the definition of “Black Scholes Value” shall instead refer to “the date the Holder exercises this Warrant and the Company cannot deliver the required number of Warrant Shares because of an Authorized Share Failure” and (y) clause (iii) of the definition of “Black Scholes Value” shall instead refer to “the underlying price per share used in such calculation shall be the highest Weighted Average Price during the period beginning on the date of the applicable date of exercise and the date that the Company makes the applicable cash payment.”

2.             ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.  The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)           Stock Events. The Company shall not be permitted to effect any Stock Event at any time prior to the Expiration Date.

(b)           Calculations. All calculations under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

3.             RIGHTS UPON DISTRIBUTION OF ASSETS.  In addition to any adjustments pursuant to Section 2 above, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or securities (other than stock or securities for which the Holder has elected to receive, in lieu of the distribution contemplated by this Section 3, an adjustment pursuant to Section 2(a)), property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the Subscription Date, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including, without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time the Holder shall be granted such right to the same extent as if there had been no such limitation).

4.             PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)           Purchase Rights.  In addition to any adjustments pursuant to Section 2 above, if at any time after the Subscription Date the Company grants, issues or sells any Options,

Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including, without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time the Holder shall be granted such right to the same extent as if there had been no such limitation).

(b)        Fundamental Transactions.    The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to the applicable Fundamental Transaction, such shares of publicly traded common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(b) to permit the Fundamental Transaction without the assumption of this Warrant.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant).

(c)           Application. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant.

5.             NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant (without regard to any limitations on exercise), the Required Reserve Amount.

6.             WARRANT HOLDER NOT DEEMED A STOCKHOLDER.  Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7.             REISSUANCE OF WARRANTS.

(a)           Transfer of Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)           Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)           Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)           Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.             NOTICES.  Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the provisions of the Subscription Agreement executed between the Company and the Holder with respect to the issuance of this Warrant.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon each adjustment of the Exercise Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its Subsidiaries, the Company shall simultaneously file such notice with the Securities and Exchange Commission (the “SEC”)  pursuant to a Current Report on Form 8-K. It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9.             AMENDMENT AND WAIVER.  Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.           SEVERABILITY.  If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11.           GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule

(whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.           CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13.           DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price, the Closing Sale Price, the Weighted Average Price or fair market value or the arithmetic calculation of the Warrant Shares (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to agree upon such determination or calculation (as the case may be) of the Exercise Price, the Closing Sale Price, the Weighted Average Price or fair market value or the number of Warrant Shares (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price, the Closing Sale Price, the Weighted Average Price or fair market value (as the case may be) to an independent, reputable investment bank jointly selected by the Company and the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

14.           REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Warrant (including, without limitation, compliance with Section 2 hereof). The issuance of shares and certificates for shares as contemplated hereby upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

15.           TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

16.           CERTAIN DEFINITIONS.  For purposes of this Warrant, the following terms shall have the following meanings:

(a)           “Black Scholes Value” means the value of the unexercised portion of this Warrant remaining on the date of the Holder’s request, which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to, in the event of an Authorized Share Failure, the VWAP on the exercise date, or, in the event of a Fundamental Transaction, the VWAP on the Trading Day immediately preceding the consummation of the applicable Fundamental Transaction, (ii) a strike price equal to the Exercise Price in effect on the date of the Holder’s request, (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of this Warrant as of the date of the Holder’s request and (2) the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction or as of the date of the Holder’s request pursuant to Section 4(b) if such request is prior to the date of the consummation of the applicable Fundamental Transaction, (iv) an expected volatility equal to 80% and (v) a 0% cost of borrow.

(b)           “Bloomberg” means Bloomberg, L.P.

(c)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d)           “Cash Reset Price” means the lower of (x) the arithmetic average of the Weighted Average Prices of the Common Stock on each of [SERIES A: July 9, 2012, July 10, 2012 and July 11, 2012] [SERIES B: July 25, 2012, July 26, 2012 and July 27, 2012] and (y) the Weighted Average Price of the Common Stock on July [SERIES A: 11] [SERIES B: 27], 2012.

(e)           “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(f)            “Common Shares” shall mean the shares of Common Stock issued pursuant to the Registration Statement on the Issuance Date.

(g)           “Common Stock” means (i) the Company’s shares of common stock, par value $0.001 per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(h)           “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(i)            “Eligible Market” means The New York Stock Exchange, the NYSE MKT, The NASDAQ Global Market, The NASDAQ Capital Market or the Principal Market.

(j)            “Expiration Date” means July [SERIES A: 12][SERIES B: 30], 2012.

(k)           “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of either (x) 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or (y) 50% or more of the shares of Voting Stock of the Company not held by such Person or Persons as of the date hereof.

(l)            “Maximum Eligibility Number” means initially zero and such number shall be increased (but not decreased) on July [SERIES A: 12][SERIES B: 30], 2012 (the “Reset Date”) to equal the number of shares, if greater than zero, obtained by subtracting (I) [           ](2) from (II) the number of shares of Common Stock calculated by dividing (x) $[      ](3) by (y) the Reset Price.

(m)          “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(n)           “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(o)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(2)  Insert 50% of the number of Common Shares issued to the Holder on the Issuance Date pursuant to the Registration Statement.

(3)  Insert 50% of the aggregate purchase price that the Holder paid for the Common Shares issued to the Holder on the Issuance Date pursuant to the Registration Statement.

(p)           “Principal Market” means The NASDAQ Global Select Market.

(q)           “Reset Price” means eighty two percent (82%) of the lower of (x) the arithmetic average of the Weighted Average Prices of the Common Stock on each of [SERIES A: July 9, 2012, July 10, 2012 and July 11, 2012] [SERIES B: July 25, 2012, July 26, 2012 and July 27, 2012] and (y) the Weighted Average Price of the Common Stock on July [SERIES A:11][SERIES B: 27], 2012.

(r)            “Stock Event” means (i) a stock dividend on one or more classes of the Company’s then outstanding shares of Common Stock or otherwise a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) a subdivision (by any stock split, stock dividend, recapitalization, reclassification or otherwise) of one or more classes of the Company’s then outstanding shares of Common Stock into a larger number of shares or (iii) a combination (by combination, reverse stock split or otherwise) of one or more classes of the Company’s then outstanding shares of Common Stock into a smaller number of shares.

(s)           “Subscription Date” means July 5, 2012.

(t)            “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(u)           “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(v)           “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(w)          “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

A123 SYSTEMS INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

A123 SYSTEMS, INC.

The undersigned holder hereby exercises the right to purchase the Maximum Eligibility Number of shares of Common Stock (“Warrant Shares”) of A123 Systems, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.  Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as a “Cashless Exercise” with respect to the Maximum Eligibility Number of Warrant Shares.

2.  Delivery of Warrant Shares.  The Company shall deliver to the holder the Maximum Eligibility Number of Warrant Shares in accordance with the terms of the Warrant.

3.  Compliance with Maximum Percentage. By delivering this Exercise Notice, the Holder hereby represents that, after giving effect to the exercise provided for in this Exercise Notice, the Holder will not have direct or indirect beneficial ownership of a number of shares of Common Stock which exceeds the Maximum Percentage (as defined in the Warrant) as of the date of this Exercise Notice.

Date:                                             ,

Name of Registered Holder

By:
Name:
Title:

Ex-A-1

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs American Stock Transfer & Trust to issue the above indicated number of shares of Common Stock without any restrictive legend.

A123 SYSTEMS, INC.

By:
Name:
Title:

Ex-A-2

PROSPECTUS

A123 SYSTEMS, INC.

$300,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We or selling securityholders may offer the securities described in this prospectus from time to time in one or more transactions. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution”.  If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “AONE.”  On June 21, 2012, the last reported sale price of our common stock on The Nasdaq Global Market was $1.39.

Investing in our securities involves risks. See “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, and “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we or selling securityholders may from time to time sell any of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000.

This prospectus provides you with a general description of the securities we or selling securityholders may offer. Each time we or selling securityholders sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus before making an investment decision.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of any offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to A123 Systems, Inc., a Delaware corporation, and its consolidated subsidiaries.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks.  You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and in our Quarterly Report for the quarter ended March 31, 2012, as well as the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.  The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.  Please also refer to the section below entitled “Forward Looking Statements.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.a123systems.com. Our website is not a part of this prospectus and is not incorporated by reference herein. You may also read and copy any document we file at the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must carefully review all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. However, we undertake no obligation to update or revise any statements we make, except as required by law. This prospectus incorporates by reference the documents listed below (File No. 001-34463) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 12, 2012 as amended on Form 10-K/A for the fiscal year ended December 31, 2011, filed on May 10, 2012;

•                  Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2012;

•                  Quarterly Report on Form 10-Q filed with the SEC on May 15, 2012;

•                  Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC Rules and Regulations) filed with the SEC on January 20, 2012, January 24, 2012, February 14, 2012, March 1, 2012, March 8, 2012, April 11, 2012, May 8, 2012, May 15, 2012, May 24, 2012, and May 30, 2012; and

•                  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on September 18, 2009, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

A123 Systems, Inc.

200 West Street

Waltham, Massachusetts 02451

Attention: Investor Relations Department

(617) 972-3450

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of U.S. securities law. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of our management, and as such are inherently uncertain. These forward-looking statements include, but are not limited to, statements relating to: our ability to obtain new customers and supply agreements; our beliefs about future trends in our market; our financial and business projections; worldwide political, economic or business conditions; foreign currency exchange rates; competition in our industry; delays in customer and market demand for our products and solutions; and delays in the development, production and delivery of our products and solutions. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues “and “may” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, which in some cases may be based on our growth strategies and anticipated trends in our business. These statements are only predictions based at the time they are made on our expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined in the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

A123 SYSTEMS, INC.

We design, develop, manufacture and sell advanced, rechargeable lithium-ion batteries and energy storage systems. We believe that lithium-ion batteries will play an increasingly important role in facilitating a shift toward cleaner forms of energy. Using our innovative approach to materials science and battery engineering and our systems integration and manufacturing capabilities, we have developed a broad family of high-power lithium-ion batteries and battery systems. This family of products, combined with our strategic partner relationships in the transportation, electric grid services and commercial markets, positions us well to address these markets for next-generation energy storage solutions.

We have incurred significant net losses and negative operating cash flows since inception. At March 31, 2012, we had an accumulated deficit of $774.0 million, including a $125.0 million net loss incurred for the quarter ended March 31, 2012. We had $113.1 million in cash and cash equivalents at March 31, 2012, down from $186.9 million at December 31, 2011.

On March 26, 2012, we launched a field campaign to replace battery modules and packs that may contain defective prismatic cells produced at our Livonia, Michigan manufacturing facility. The cost of this field campaign is estimated at $51.6 million. In addition, we recorded an inventory charge of approximately $15.2 million related to inventory produced at our Michigan facilities that may be defective. As a result of this field campaign and the charge for our existing prismatic cell inventory, we must begin to rebuild our inventory and balance our backlog for existing customer orders while simultaneously replacing the defective customer modules and packs. Therefore, we expect to continue to incur significant net losses and negative operating cash flows over the next several quarters.

On May 11, 2012, we amended our revolving credit facility with our lead bank. This amendment eliminates the borrowing facility and provides for up to $15.0 million as security for letters of credit. All outstanding letters of credit are required to be cash collateralized at 105% of their face amount.

The above circumstances raise substantial doubt about our ability to continue as a going concern. Our management is taking actions to raise additional capital to fund cash requirements and evaluating other strategic alternatives. We are actively engaged in discussions with strategic partners for substantial investments in the company. In addition we are evaluating various options to raise cash in the capital markets. Management also continues to seek to reduce cash used in operating and investing activities including improving our gross margins, reducing our operating expenses, and reducing working capital. Although our intent is to improve our operating efficiencies and to obtain additional financing, there is no assurance that we would be able to obtain such financing on favorable terms, if at all, or to successfully further reduce costs in such a way that would continue to allow us to operate our business.

In January 2012, we raised $25.4 million through the issuance of 12,500,000 units in a registered direct offering. Each unit consists of one share of our common stock and one warrant to purchase one share of such common stock at a purchase price of $2.034 per unit. The per share exercise price of the warrants is $2.71. The warrants may be exercised beginning on the date that is six months and one day after the initial closing date, and will expire twenty-four months after the date on which they become exercisable. Subject to the satisfaction of certain conditions, including obtaining, on or prior to June 29, 2012, the effectiveness of this registration statement and a charter amendment increasing the number of authorized shares of our common stock and the maintaining of certain trading volume and trading price requirements, at any time during both (a) the ten (10) trading days beginning on June 18, 2012 and (b) the ten (10) trading days beginning on July 23, 2012, we have the option to require the investor to purchase up to an additional 6,250,000 shares of our common stock during each such period at a price equal to 90% of the lesser of (i) the volume weighted average price, or vwap, on the date of exercise, or (ii) the arithmetic average of the daily vwap for the ten (10) consecutive trading days ending on the date of exercise. If we are not able to satisfy the required conditions during each option period, we will not be able to require the investor to purchase the additional shares and we will receive no proceeds therefrom. In addition, if the arithmetic average of the daily vwaps during the 30 trading days prior to the sale of common stock pursuant to each additional sale option is less than $1.00, or if the arithmetic average of the daily trading volumes of the common stock during the 30 trading days prior to the sale of common stock pursuant to each additional sale option is less than 1,500,000 shares, the number of shares subject to each additional sale option may be reduced or eliminated.

On May 24, 2012, we closed the sale to accredited investors, or purchasers, of $50.0 million aggregate principal amount of our 6.00% senior convertible notes, or the notes, and warrants to purchase shares of our common stock, or warrants, equal to 30% of the number of shares underlying the notes, assuming conversion at the initial conversion price. The notes are our general unsecured obligations, are pari passu in right of payment with all of our existing and future unsecured senior indebtedness (subject to the arrangements with respect to the control account described below) and are senior in right of payment to any of our future subordinated indebtedness.  The notes bear interest at a rate of 6.00% per year, subject to certain adjustments, and mature on July 15, 2013. The notes are convertible, at the purchasers’ option, into shares of our common stock, initially at a fixed conversion price of $1.18 per share, subject to certain adjustments.

We are required to repay the notes in twenty-seven semi-monthly installments, commencing on June 15, 2012 and thereafter on the 1st and 15th of each month. We refer to each such date as an installment date. The amortization payment on each installment date is 1/29th of the principal amount of the notes, subject to certain adjustments, provided that the amortization payment on the June 15, 2012, July 1, 2012 and July 15, 2012 installment dates will be 1 2/3 times the amortization payment on the other installment dates.

We have the right to make interest or amortization payments and redemption payments in shares of our common stock, subject to the satisfaction of certain conditions, or elect to pay in cash.  If we are not permitted to deliver shares of common stock with respect to an installment date due to a failure to satisfy any of the conditions, we must pay the applicable portion of the principal and interest amounts in cash, unless the conditions are waived by the purchaser. If the applicable conditions are satisfied, we currently intend to repay the notes through the issuance of shares of our common stock. However, this intention may change depending on our finances at the time of the applicable installment date and our stock price on the applicable installment date.

If we make a payment in shares of common stock, the principal amount of the notes being paid will be converted into shares of our common stock at a price per share equal to the lesser of the applicable conversion price and 82% of the “Market Price” of our common stock on the applicable interest date or amortization installment date. “Market Price” means the arithmetic average of the volume weighted average price of our common stock on each of the five trading days immediately preceding the applicable date, but in no event greater than the volume weighted average price of our common stock on the trading date immediately preceding the applicable date.

We deposited $30.0 million of the expected proceeds from the notes into a bank account subject to an account control agreement that will be released upon (i) our obtaining, on or prior to June 30, 2012, shareholder approval of the issuance of shares of our common stock in connection with the conversion of the notes, the payment of principal of and interest on the notes, and exercise of the warrants, as well as of an increase in the authorized number of shares of our common stock; and (ii) our obtaining, on or prior to August 15, 2012 with respect to some of the shares of common stock underlying the notes and the warrants and on or prior to August 20, 2012 with respect to the balance of the shares underlying the notes and the warrants, the effectiveness of registration statements covering the shares of common stock underlying the notes and the warrants.

If we do not meet these deadlines, then the balance of the proceeds subject to the account control agreement will not be available to us, and the purchasers will have the right to require us to redeem all or any portion of $30.0 million aggregate principal amount of notes at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest, from the proceeds in the control account.

The notes contain certain covenants and restrictions, including, among others, that, for so long as the notes are outstanding, we will not, and will not permit any of our subsidiaries to:

•              incur any indebtedness (other than permitted indebtedness under the notes);

•              permit liens on our properties (other than permitted liens under the notes);

•              redeem or repurchase equity interests;

•              repay certain indebtedness in cash if an event of default has occurred or were to occur;

•              declare or pay cash dividends;

•              maintain on deposit cash in an aggregate amount equal to not less than $40,000,000;

•              transfer certain assets; or

•              make or agree to make capital expenditures above $35,000,000 for the fiscal year ended December 31, 2012.

These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities, any of which could have a material adverse impact on our business.  In addition, as a result of the sale of the notes, as of March 31, 2012, after giving effect to the issuance of the notes, we would have had an aggregate of approximately $193.0 million of outstanding debt.  The degree to which we are leveraged could, among other things, make it difficult to obtain necessary financing in the future for working capital or other purposes on favorable terms, if at all.

Our principal executive offices are located at 200 West Street, Waltham, Massachusetts 02451, and our telephone number is (617) 778-5700.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

We recorded a net loss from continuing operations for the three months ended March 31, 2012 and for each of the five years in the period ended December 31, 2011. As a result, earnings were insufficient to cover fixed charges by $124.2 million for the three months ended March 31, 2012, $255.6 million for the fiscal year ended December 31, 2011, $151.1 million for the fiscal year ended December 31, 2010, $86.3 million for the fiscal year ended December 31, 2009, $80.2 million for the fiscal year ended December 31, 2008 and $30.9 million for the fiscal year ended December 31, 2007.

For the purpose of these computations, we have calculated earnings as the sum of pretax loss from continuing operations before loss from equity investees and fixed charges. Fixed charges consist of interest expense and the interest portion of rent expense which is deemed to be representative of the interest factor.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered by us under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

We will not receive any proceeds from the sale of securities by any selling securityholders unless otherwise indicated in the applicable prospectus supplement.

GENERAL DESCRIPTION OF SECURITIES

We or the selling securityholders may offer under this prospectus:

•                  common stock;

•                  preferred stock;

•                  debt securities;

•                  warrants to acquire common stock, preferred stock or debt securities; or

•                  any combination of the foregoing, either individually or as units consisting or two or more securities.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that may be offered. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may be permitted under applicable law, rules or regulations.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes information about our capital stock. You can obtain more comprehensive information about our capital stock by consulting our certificate of incorporation and by-laws, which are incorporated by reference in this prospectus, as well as the Delaware General Corporation Law. Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of May 21, 2012, 147,141,341 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

Common Stock

Annual Meeting.  Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by our board of directors, chairman of our board or our chief executive officer. Except as may be otherwise provided by applicable law, our restated certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights.  Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Dividends.  The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.

Liquidation and Dissolution.  If we are liquidated or dissolved, the holders of the common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of common stock they own subject to any preferential or other rights of any preferred stock.

Other Rights.  Holders of the common stock have no right to:

•                  convert the stock into any other security;

•                  have the stock redeemed; or

•                  purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Transfer Agent and Registrar.  American Stock Transfer & Trust Co. is the transfer agent and registrar for our common stock.

Preferred Stock

As of May 29, 2012, no shares of preferred stock were outstanding. Other terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any applicable prospectus supplement are not complete.

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board of directors may determine not to seek stockholder approval.

A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:

•                  the designation and stated value per share of the preferred stock and the number of shares offered;

•                  the amount of liquidation preference per share;

•                  the price at which the preferred stock will be issued;

•                  the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•                  any redemption or sinking fund provisions;

•                  any conversion provisions; and

•                  any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

Rank.  Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of its affairs, rank:

•                  senior to our common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs;

•                  on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and

•                  junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

The term “equity securities” does not include convertible debt securities.

Dividends.  Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless full dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.

No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

Upon any such liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or assets will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Redemption.  If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:

•                  if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for all past dividend periods and the then current dividend period; or

•                  if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period.

In addition, we will not acquire any preferred stock of a series unless:

•                  if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

•                  if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

However, at any time we may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.

Unless otherwise specified in the prospectus supplement, we will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:

•                  the redemption date;

•                  the number of shares and series of preferred stock to be redeemed;

•                  the redemption price;

•                  the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

•                  that dividends on the shares to be redeemed will cease to accrue on such redemption date;

•                  the date on which the holder’s conversion rights, if any, as to such shares shall terminate; and

•                  the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Voting Rights.  Holders of preferred stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

Unless otherwise provided for under the terms of any series of preferred stock, no consent or vote of the holders of shares of preferred stock or any series thereof shall be required for any amendment to our restated certificate of incorporation that would increase the number of authorized shares of preferred stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of preferred stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of preferred stock or such series, as the case may be, then outstanding).

Conversion Rights.  The terms and conditions, if any, upon which any series of preferred stock is convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

Transfer Agent and Registrar.  The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Delaware Anti-takeover Law and Certain Charter and By-Law Provisions

Delaware Law.  We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either (1) the interested stockholder attained such status with the approval of our board of directors, or (2) the business combination is approved by our board of directors and stockholders in a prescribed manner or (3) the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder,” the sale of more than 10% of our assets, and other transactions resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. This provision may discourage or prevent unsolicited tender offers for our outstanding common stock.

Staggered Board.  In accordance with the terms of our certificate of incorporation and by-laws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our certificate of incorporation and by-laws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of our voting stock, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Our staggered board could have the effect of delaying or discouraging an acquisition of A123 Systems or a change in our management.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and by-laws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of our outstanding voting stock. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly-called stockholders meeting and not by written consent.

Super-Majority Voting.  The affirmative vote of the holders of at least 75% of our voting stock is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation or by-laws described in the prior two paragraphs.

Limitation of Liability and Indemnification.  Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean A123 Systems, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

Neither of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.”

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities being offered, including the following terms:

•                  the title and type of the debt securities;

•                  whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture the terms on which they are subordinated;

•                  the aggregate principal amount of the debt securities;

•                  the price or prices at which we will sell the debt securities;

•                  the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•                  the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•                  the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•                  the right, if any, to extend the interest payment periods and the duration of that extension;

•                  the manner of paying principal and interest and the place or places where principal and interest will be payable;

•                  provisions for a sinking fund, purchase fund or other analogous fund, if any;

•                  any redemption dates, prices, obligations and restrictions on the debt securities;

•                  the currency, currencies or currency units in which the debt securities will be denominated and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•                  any conversion or exchange features of the debt securities;

•                  whether and upon what terms the debt securities may be defeased;

•                  any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•                  whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•                  whether the series of debt securities will be guaranteed as to payment or performance;

•                  any special tax implications of the debt securities; and

•                  any other material terms of the debt securities.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further debt securities or (2) the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

A holder may present debt securities for exchange and a holder may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide a holder with those services without charge, although a holder may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. A holder may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants.  Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets.  Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:

•                  the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•                  the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•                  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•                  certain other conditions are met.

No Protection in the Event of a Change in Control.  Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default.  The following are events of default under the senior indenture for any series of senior debt securities:

•                  failure to pay principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise (and, if specified for such series, the continuance of such failure for a specified period);

•                  failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 90 days (or such other period as may be specified for such series);

•                  default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•                  certain events of bankruptcy or insolvency, whether or not voluntary; and

•                  any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the fourth bullet point above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of, premium, if any, on and accrued interest on such series of senior debt securities to be immediately due and payable, and upon this declaration, the same shall become immediately due and payable.

If an event of default specified in the fourth bullet point above occurs and is continuing, the entire principal amount of, premium, if any, on and accrued interest on each series of senior debt securities then outstanding shall become immediately due and payable.

Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, prior to a declaration of acceleration and subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of, premium, if any, on or interest on such senior debt securities. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•                  the holder gives the trustee written notice of a continuing event of default;

•                  the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•                  the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•                  the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•                  during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of, premium, if any, on and interest on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all covenants, agreements and conditions under the senior indenture.

Satisfaction and Discharge.  We can satisfy and discharge our obligations to holders of any series of debt securities if:

•                  we pay or cause to be paid, as and when due and payable, the principal of, premium, if any, and any interest on all senior debt securities of such series outstanding under the senior indenture; or

•                  all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit in trust a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back a holder’s debt securities and gave such holder his or her share of the cash and debt securities or bonds deposited in trust. In that event, such holder could recognize gain or loss on the debt securities such holder gives back to us. Holders of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

Defeasance.  Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of senior debt securities issued under the senior indenture.

Legal Defeasance.  We can legally release ourselves from any payment or other obligations on the senior debt securities of any series (called “legal defeasance”) if certain conditions are met, including the following:

•                  We deposit in trust for a holder’s benefit and the benefit of all other direct holders of the senior debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal, any premium and any other payments on the senior debt securities of that series on their various due dates.

•                  There is a change in current U.S. federal income tax law or an IRS ruling that lets us make the above deposit without causing any holder to be taxed on the senior debt securities any differently than if we did not make the deposit and instead repaid the senior debt securities ourselves when due. Under current U.S. federal income tax law, the deposit and our legal release from the senior debt securities would be treated as though we took back any holder’s senior debt securities and gave such holder his or her share of the cash and senior debt securities or bonds deposited in trust. In that event, such holder could recognize gain or loss on the senior debt securities such holder gives back to us.

•                  We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

If we ever did accomplish legal defeasance, as described above, holders would have to rely solely on the trust deposit for repayment of the senior debt securities. Such holders could not look to us for repayment in the event of any shortfall.

Covenant Defeasance.  Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the senior debt securities (called “covenant defeasance”). In that event, holders would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the senior debt securities. In order to achieve covenant defeasance, we must do the following (among other things):

•                  We must deposit in trust for any holder’s benefit and the benefit of all other direct holders of the senior debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal, any premium and any other payments on the senior debt securities of that series on their various due dates.

•                  We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing any holder to be taxed on the senior debt securities any differently than if we did not make the deposit and instead repaid the senior debt securities ourselves when due.

If we accomplish covenant defeasance as described above, holders can still look to us for repayment of the senior debt securities if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the senior debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, holders may not be able to obtain payment of the shortfall.

Modification and Waiver.  We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•                  to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•                  to evidence the succession of another corporation, and the assumption by such successor corporation of our covenants, agreements and obligations under the senior indenture;

•                  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•                  to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•                  to provide for or add guarantors with respect to the senior debt securities of any series;

•                  to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•                  to evidence and provide for the acceptance of appointment under the senior indenture by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•                  to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•                  to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•                  to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•                  extends the final maturity of any senior debt securities of such series;

•                  reduces the principal amount of, or premium, if any, on any senior debt securities of such series;

•                  reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•                  reduces the amount payable upon the redemption of any senior debt securities of such series;

•                  changes the currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•                  reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•                  waives a default in the payment of principal of, or premium, if any, or interest on the senior debt securities;

•                  changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

•                  modifies any of the provisions for these restrictions on amendments and modifications, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

•                  reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or to modify or amend or to waive certain provisions of or defaults under the senior indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver of the senior indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors.  The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee.  The senior indenture provides that, except during the continuance of an event of default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior indenture and the provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

We may have normal banking relationships with the senior trustee in the ordinary course of business.

Unclaimed Funds.  All funds deposited with the trustee or any paying agent for the payment of principal, premium, interest or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the date upon which such principal, premium or interest became due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law.  The senior indenture and the senior debt securities, and any claim, controversy or dispute arising under or related to the senior indenture or the senior debt securities, will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination.  The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of, or premium, if any, on or interest on the subordinated debt securities (except for certain sinking fund payments). In addition, upon any payment or distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, the payment of the principal of, or premium, if any, on and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•                  all of the indebtedness of that person for money borrowed;

•                  all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•                  all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•                  all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•                  all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•                  the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•                  the currency or currency units in which the offering price, if any, and the exercise price are payable;

•                  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the holder may not continuously exercise the warrants throughout that period, the specific date or dates on which such holder may exercise the warrants;

•                  whether the warrants are to be sold separately or with other securities as parts of units;

•                  whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•                  any applicable material U.S. federal income tax consequences;

•                  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•                  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•                  the designation and terms of any equity securities purchasable upon exercise of the warrants;

•                  the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•                  if applicable, the designation and terms of the debt securities, preferred stock or common stock with which the warrants are issued and, the number of warrants issued with each security;

•                  if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock or common stock will be separately transferable;

•                  the number of shares of preferred stock or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•                  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•                  information with respect to book-entry procedures, if any;

•                  the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•                  any redemption or call provisions; and

•                  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each debt security and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name a holder or a holder’s nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, a holder or a holder’s nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book—entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair a holder’s ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, purchase contract, warrant agreement or purchase unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents or any other agent of ours, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We or a selling securityholder may sell securities:

•                  through underwriters;

•                  through dealers;

•                  through agents;

•                  directly to purchasers;

•                  through a combination of any of these methods of sale; or

•                  through any other methods described in a prospectus supplement.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing securityholders. We or any selling securityholder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended, or the Securities Act, and describe any commissions that we or the selling securityholders must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•                  at a fixed price, or prices, which may be changed from time to time;

•                  at market prices prevailing at the time of sale;

•                  at prices related to such prevailing market prices; or

•                  at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•                  the name of the agent or any underwriters;

•                  the public offering or purchase price;

•                  any discounts and commissions to be allowed or paid to the agent or underwriters;

•                  all other items constituting underwriting compensation;

•                  any discounts and commissions to be allowed or paid to dealers; and

•                  any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we and any selling securityholder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we and any selling securityholder will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may pay expenses incurred with respect to the registration of the common shares owned by any selling securityholders.

If so indicated in the applicable prospectus supplement, we or any selling securityholder will authorize underwriters or other persons acting as our or such selling securityholder’s agents to solicit offers by certain institutions to purchase securities from us or such selling securityholder pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•                  the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•                  if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for a holder’s securities may be more than three scheduled business days after the trade date for such securities. Accordingly, in such a case, if a holder wishes to trade securities on any date prior to the third business day before the original issue date for such securities, such holder will be required, by virtue of the fact that such securities initially are expected to settle in more than three scheduled business days after the trade date for such securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of any securities offered from time to time by this prospectus and any related prospectus supplement will be passed upon for us by Latham & Watkins LLP, Boston, Massachusetts.

EXPERTS

The financial statements of A123 Systems, Inc. as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, incorporated by reference in this prospectus, and the effectiveness of A123 Systems, Inc.’s internal control over financial reporting as of December 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express (i) an unqualified opinion on the financial statements and include explanatory paragraphs referring to substantial doubt about the Company’s ability to continue as a going concern, and the adoption of Financial Accounting Standards Board Accounting Standards Update 2011-5, Comprehensive Income (Topic 220) as amended, and (ii) an adverse opinion on the effectiveness of internal control over financial reporting due to a material weakness), which are incorporated by reference herein. Such financial statements have been incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

A123 Systems, Inc.

7,692,308 Shares of Common Stock

Warrants to Purchase Additional Shares of Common Stock

PROSPECTUS SUPPLEMENT

LAZARD CAPITAL MARKETS

July   , 2012